Exhibit 99.1

Modivcare Aligns In-Home Services into a New Division – Modivcare Home

-- Promotes Jason E. Anderson to Leader of Modivcare Home --

DENVER – January 10, 2021 – Modivcare Inc. (“Modivcare” or the “Company”) (Nasdaq: MODV), a technology-enabled healthcare services company that provides a suite of integrated supportive care solutions focused on improving patient outcomes, today announced that the Company has reorganized to align its home-based services under a new business division, Modivcare Home, which comprises the Company’s personal care, remote patient monitoring and nutritional meal delivery services.

Dan Greenleaf, Modivcare’s President and Chief Executive Officer, commented, “We’ve aligned our service offerings based on the setting in which patients receive and are referred care. This reorganization signifies our commitment to addressing patient needs holistically through our integrated supportive care strategy and represents a further step in advancing our purpose of Making Connections to Care.”

Simultaneous with this reorganization, Jason E. Anderson has been promoted to lead Modivcare’s Home division. Mr. Anderson joined Modivcare in September 2021 through the Company’s acquisition of VRI, a leading remote patient monitoring provider, where he served as its Chief Executive Officer since 2017 and prior to that its President and Chief Operating Officer since 2015.

Mr. Greenleaf continued, “Jason has a track record of driving positive organizational change and significant growth throughout his career. We are thrilled to promote him to this new leadership position within Modivcare Home as we continue to redefine the way care is delivered to our nation’s most vulnerable patient populations.”

Mr. Anderson added, “It is an honor to step into this expanded role as a part of the Modivcare team to help further the vision of driving positive health outcomes by transforming the way we connect patients to care. Further, I look forward to supporting our purpose, teams and the patients we are entrusted to serve.”

Mr. Anderson has approximately two decades of healthcare leadership experience, including building VRI into a national health-focused remote patient monitoring provider with a differentiated outcomes-driven service model and device agnostic approach to technology. Prior to VRI, he served as Senior Vice President of Sales and Field Operations for Pacific Pulmonary Services, where he played an integral role in the transformation of the organization from a small, regional durable medical equipment provider into a national provider. Previously, he served as the Assistant Deputy Mayor for the City of Los Angeles. Mr. Anderson graduated with a Bachelor of Business Administration in Finance from the University of Notre Dame and a Master of Business Administration from the Stanford Graduate School of Business.

RESPECT • TRUST • RELIABLE • COMPASSION • SAFETY • TRANSPARENCY	1

Although the Company has reorganized its in-home services into a combined offering, Modivcare Home, the financial reporting segments will consist of non-emergency medical transportation (NEMT), personal care, remote patient monitoring and Matrix.

About Modivcare

Modivcare Inc. (“Modivcare”) (Nasdaq: MODV) is a technology-enabled healthcare services company that provides a suite of integrated supportive care solutions for public and private payors and their patients. Our value-based solutions address the social determinants of health (SDoH), enable greater access to care, reduce costs, and improve outcomes. We are a leading provider of non-emergency medical transportation (NEMT), personal and home care, remote patient monitoring, medication management and nutritional meal delivery. Modivcare also holds a minority equity interest in CCHN Group Holdings, Inc. and its subsidiaries (“Matrix Medical Network”), which partners with leading health plans and providers nationally, delivering a broad array of assessment and care management services to individuals that improve health outcomes and health plan financial performance. To learn more about Modivcare, please visit www.modivcare.com.

Media:	Investors:
Kate Zerone	The Equity Group
Senior Manager, Communications	Kalle Ahl, CFA
kate.zerone@modivcare.com	kahl@equityny.com

RESPECT • TRUST • RELIABLE • COMPASSION • SAFETY • TRANSPARENCY	2